Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 of JM Group Limited (the “Company”) of our report dated May 28, 2025, except for Note 15, Note 17 and Note 19, for which the date is August 12, 2025 with respect to the audit of the consolidated balance sheets of the Company as of September 30, 2023 and 2024, and the related consolidated statements of income (loss), consolidated statements of changes in shareholder’s deficit and consolidated statements of cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 12, 2025	Certified Public Accountants
PCAOB ID: 1171